Exhibit 99.1

Media Contact:

Kirk Saville, BJ’s Wholesale Club

(774) 512-7425

ksaville@bjs.com

Investor Contact:

Faten Freiha, BJ’s Wholesale Club

(774) 512-6320

ffreiha@bjs.com

BJ’s Wholesale Club Names Christopher J. Baldwin Executive Chairman;

Lee Delaney Named Chief Executive Officer

Thomas A. Kingsbury to Join Company’s Board of Directors

WESTBOROUGH, Mass. (Dec. 19, 2019) – BJ’s Wholesale Club (NYSE: BJ), a leading operator of membership warehouse clubs in the Eastern United States, today named Christopher J. Baldwin Executive Chairman. The company also named Lee Delaney to succeed Baldwin as Chief Executive Officer.

In addition, Thomas A. Kingsbury, the former CEO of Burlington Stores, Inc., has been appointed to the Board. Delaney, currently president of the company, was also appointed to the company’s board.

The changes are effective Feb. 2, 2020.

In his role as executive chairman, Baldwin, who joined the company and the board in 2015, will serve as a strategic advisor to Delaney and will lead the board of directors.

“Lee’s strategic vision and leadership have been instrumental in the transformation of BJ’s Wholesale Club,” Baldwin said. “We’re on track to deliver our fourth consecutive year of record earnings with strong cash flow and membership at historic levels. Lee’s knowledge of all areas of our business and strong record of driving profitable growth make him the ideal leader for our company. I look forward to working closely with Lee to ensure a smooth transition as we continue our transformation.”

Delaney joined BJ’s in 2016 as Executive Vice President, Chief Growth Officer. Prior to joining BJ’s, Delaney was a partner in the Boston office of Bain & Company, and a leader in the firm’s Consumer Products practice. Delaney holds an MBA from Carnegie Mellon University and a bachelor’s degree in computer science and mathematics from the University of Massachusetts.

“This is an exciting time to be a part of BJ’s Wholesale Club, and I’m honored to lead this company and this great team,” said Delaney. “We have a strong growth strategy in place and will continue to focus on providing outstanding value and service to our members. I look forward to continuing to work with Chris as we take advantage of the opportunities ahead of us, producing profitable growth and shareholder value over the long term.”

Kingsbury replaces Cameron Breitner, who is stepping down from the Board. “I’m thrilled to have Tom Kingsbury join our board,” Baldwin said. “His deep understanding of value retail and track record of building shareholder value will be extremely valuable as we continue to transform BJ’s Wholesale Club.”

Kingsbury served as Chief Executive Officer of Burlington from 2008 to 2019. Prior to that, he was Senior Executive Vice President — Information Services, E-Commerce, Marketing and Business Development of Kohl’s Corporation. Kingsbury also held management positions with The May Department Stores Company, including President and Chief Executive Officer of the Filene’s/Kaufmann’s division. He serves as a member of the board of directors of Tractor Supply Company.

Breitner is a partner at CVC and joined the Board in 2011. “Cameron has played a crucial role in the transformation of our company,” Baldwin said. “We are all very grateful for his support of our work.”

Baldwin joined BJ’s in September 2015 as President and Chief Operating Officer and Director and was named Chief Executive Officer in February 2016 and Chairman in 2018. Prior to joining BJ’s, he was Chief Executive Officer of Hess Retail Corporation, a spin-off of Hess Corporation. Before joining Hess Retail, he held various leadership roles at Nabisco, Hershey and Procter and Gamble. Baldwin is also the Chairman of the National Retail Federation, the world’s largest retail trade association.

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About BJ’s Wholesale Club, Inc.

Headquartered in Westborough, Massachusetts, BJ’s is a leading operator of membership warehouse clubs in the Eastern United States. The company currently operates 219 clubs and 144 BJ’s Gas® locations in 17 states.

The Company’s common stock is traded on the New York Stock Exchange (NYSE: BJ).